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                                                                 Exhibit 10.19

                                                              December 4, 1998

Steven Dmiszewicki
8605 Bell Grove Way
Raleigh, NC 27615

Dear Steve:

I am delighted to extend our offer for you to assume the role of Chief Operating Officer of Level 8 Systems, effective upon your acceptance. The details of your offer are:

      Position:   Chief Operating Officer

      Manager:    Reporting to Arik Kilman
                  Chief Executive Officer

      Location:   Cary, North Carolina

      Salary

      You will be paid twice a month at a rate of $8,333.33 per pay period (equivalent to $200,000.00 annualized). In addition, you will be eligible to participate in an incentive bonus program based upon attainment of individual goals. During your first year, your bonus potential for attainment of individual goals will be $200,000.00.

      In the event of your termination, other than voluntary or for cause, your base salary will be continued for twelve (12) months.

      Stock

      You will be eligible to receive options to purchase 200,000 shares of stock, subject to the approval of the Compensation Committee of the Board of Directors. You will also be eligible at the discretion of the Compensation Committee for additional options granted from time to time, based on company and individual performance.

      Benefits

      You will be eligible for all standard company benefits, including health, dental, life, and disability insurance.

      Vacation & Holiday

      Executive officers begin accruing prorated vacation the first of the month following date of hire up to four weeks per year. In addition, U.S. employees observe six standard holidays and provides for four "floating" holidays (also prorated in the first year); the scheduling of which is arranged between you and your manager.
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Offer of Employment
S. Dmiszewicki
12/4/1998
Page 2

      It is a fundamental policy of Level 8 that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non-disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with Level 8 that are trade secrets of or proprietary information to another firm.

      Statement on Employment at Will

      I am delighted that you have expressed an interest in Level 8 and am confident that you will quickly become a key member of the Executive team. However your employment with Level 8 is terminable at any time by you or us and this letter does not guarantee employment or constitute an employment agreement or contract for a year or for any other specified term.

If there is anything I can do to facilitate your transition into your new role, I hope you will contact me. Please indicate your acceptance of our offer by signing one copy of this letter and returning it to Stephanie Price.

                                        Yours sincerely,


                                        /s/ Arik Kilman

                                        Arik Kilman
                                        Chief Executive Officer

Accepted: /s/ Steven Dmiszewicki